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                                     ROSETTA
                                  INPHARMATICS




March 13, 2000

Mark Boguski, M.D., Ph.D
4 Seville Way
Gaithersburg, MD 20878

VIA FEDEX

Dear Mark,

         On behalf of ROSETTA INPHARMATICS, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President, Research. Speaking for myself, as well as the other members of the Company's management team and the Company's Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position.

         The terms of your new position with the Company are as set forth below:

         1. POSITION.

            a. You will become the Senior Vice President of Research working at the Company's Kirkland office, under my direction as Chief Executive Officer. In this position, you will serve as an Officer of the Corporation and as a member of the Company's Senior Management Team.

            b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from having an affiliation with an academic institution involving no more than 4 hours per week, accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national

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March 13, 2000
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stock exchange. The Company understands that you are currently a Member of Orion
Genomics L.L.C. and agrees that you will retain your equity interest in such entity.

         2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this position with the Company on or before March 20, 2000. The Company understands that you will initially work a part-time schedule, minimum of one day per week, for a period not to exceed six weeks. You will begin working full-time at the Company on the Company's premises no later than June 1, 2000 (the "FULL TIME START DATE").

         3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of your date of hire, or your employment may be terminated.

         4. COMPENSATION.

            a. BASE SALARY. You will be paid a monthly salary of $17,500, which is equivalent to $210,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

            b. ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process. To the extent that cost of living or other across the board adjustments in base salary, options, benefits or other compensation are made with respect to all other members of the Company's Senior Management Team, your base salary, options, benefits or other compensation will similarly be adjusted, on a good faith basis. Merit increases or decreases with respect to your salary will be treated separately and shall be subject to determination by the Compensation Committee of the Board of Directors of the Company, in its sole discretion on a case by case basis.

         5. STOCK OPTIONS.

            a. INITIAL OPTION GRANT. In connection with the commencement of your employment, the Company will, upon approval by the Board of Directors, grant you an option to purchase 300,000 shares (subject to stock splits and recapitalizations) of the Company's Common Stock (the "Shares") with an exercise price equal to $5.25. These options will vest in accordance with the following schedule: twelve and one-half percent (12 1/2%) of the Shares shall vest on the Full Time Start Date and 1/48th of the total number of Shares shall vest each month thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be a nonstatutory stock option, and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company. The parties agree that the fair market value of the Shares as of the date of this Agreement for federal income tax purposes is $5.25 per share. The parties hereto agree to file

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March 13, 2000
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their respective federal, state and local tax returns (including any IRS Form
W-2 or 1099) consistent with this stipulated value. In the event the Company's 1997 Stock Option Plan does not provide for assumption of your option (or vesting stock, as the case may be) in the event of a consolidation or merger (a "Merger Event") of the Company, your Stock Option Agreement will be amended to provide that your options will accelerate (in such a case of non-assumption) by 100%.

            b. SUBSEQUENT OPTION GRANTS. Subject to the discretion of the Company's Board of Directors, and subject to Section 4(b) above, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

         6. RELOCATION PACKAGE.

            a. FULL TIME START BONUS. The Company will provide you with a bonus of $135,000, payable upon your Full Time Start Date (the "SIGNING BONUS"). To the extent that you incur costs associated with your transition to the Company prior to your Full Time Start Date, the Company will reimburse you for such costs and will deduct such costs from the Signing Bonus. If you voluntarily terminate your employment with the Company within the first 12 months of employment, you will reimburse the Company for 50% of your Signing Bonus. If you voluntarily terminate your employment within the second 12 months of employment, you will be expected to reimburse the Company for 25% of your Signing Bonus. The Signing Bonus and relocation expenses paid by the Company may be considered taxable income to you.

            b. COMMUTING. During the initial six-month transition period commencing with the date of this letter agreement, the Company agrees to reimburse your reasonable door to door travel expenses, which are expected to be incurred on a weekly basis. In addition, the Company agrees to reimburse your reasonable lodging expenses. Expenses are reimbursed upon presentation of receipts. Reimbursement of these expenses is in addition to, and shall not reduce, the Signing Bonus.

            c. PROFESSIONAL FEES. The Company shall reimburse you the sum of $5,000 towards your attorneys' fees incurred in the drafting, negotiation and execution of this agreement.

         7. BENEFITS. Subject to the provisions of Section 4(b) above, you will be provided with the following benefits:

            a. INSURANCE BENEFITS. The Company will provide you with standard medical, dental, long-term disability and group life insurance benefits in accordance with the Company's policies in effect from time to time.

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March 13, 2000
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            b. VACATION. You will be entitled to paid vacation each year, under the Company's vacation policy in effect from time to time.

            c. 401(K) PLAN. You will be eligible to participate in the ROSETTA INPHARMATICS 401(k) Plan on the first day of the quarter following your Full Time Start Date.

            d. FLEXIBLE SPENDING ACCOUNT. You will be eligible to participate in a Flexible Spending Account on the first day of the month following your date of hire.

            e. INDEMNIFICATION AGREEMENT. You will be provided indemnification pursuant to the Company's standard form of Indemnification Agreement, a copy of which is attached hereto as Exhibit A.

         8. SEVERANCE AGREEMENT.

            a. If your employment is terminated by the Company or its successor for any reason other than for "good" cause than you will immediately resign from all positions with the Company and enter into a consulting arrangement for one
(1) year commencing immediately after your termination date, provided the scope of your duties/services are not materially increased by virtue of your becoming a consultant. In consideration for such consulting arrangement, you will continue to be paid your salary and benefits for one (1) year and will become vested over such one (1) year period in the lesser of (I) an additional one (1) year of shares covered by your Stock Option Agreement, or (ii) the remaining unvested shares pursuant to your Stock Option Agreement; provided, however, that if you obtain new employment during such one (1) year period, any salary paid pursuant to such arrangement will be offset from base salary due under this Letter Agreement; and provided further that you are under no duty to seek other employment upon such termination. For purposes of this letter agreement, "good cause" shall mean (a) gross misconduct which continues after prior written notice from the Company to you and your failure to cure such conduct within thirty (30) days of your receipt of such notice or (b) acts or omissions constituting fraud, embezzlement or dishonesty.

            b. In the event that your employment is involuntarily terminated by the Company for "good cause," you will immediately resign from all positions with the Company and the Company's obligations hereunder will immediately terminate.

         9. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "CONFIDENTIALITY AGREEMENT"), prior to or on your Start Date.

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March 13, 2000
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         10. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         11. TERM. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

         We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

ROSETTA INPHARMATICS, INC.

/s/ Stephen H. Friend

Stephen H. Friend, M.D., Ph.D, President

ACCEPTED AND AGREED:

MARK BOGUSKI, M.D., PH.D.

/s/ Mark  Boguski
-------------------------
Signature


-------------------------
Date

Enclosure:    Confidential Information and Invention Assignment Agreement
              Benefit Summary
              Senior Management Relocation Package
              Indemnification Agreement

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March 13, 2000
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                                     ROSETTA
                                  INPHARMATICS



March 14, 2000



Mark Boguski, M.D., Ph.D
4 Seville Way
Gaithersburg, MD 20878


         RE: ROSETTA INPHARMATICS, INC. (THE "COMPANY")

Dear Mark,

         The Company hereby agrees, as an additional inducement to your becoming an employee and officer of the Company, pursuant to that certain Promissory Note between you and the undersigned dated as of March 14, 2000 (the "NOTE"), that in the event of your death or permanent disability or termination without good cause (as such term is defined in the employment offer letter agreement between you and the Company dated March 13, 2000) within one year of a Change in Control (as such term is defined in Section 3(a)(iii) of that certain Early Exercise Notice and Restricted Stock Purchase Agreement between you and the Company dated as of March 14, 2000) while the Note remains outstanding, the Note shall no longer be full recourse such that Company's sole and exclusive remedy for your default, in such event, shall be recovery of the pledged shares, and the Company shall not pursue any deficiency against you.

Please acknowledge your acceptance of this letter agreement by signing where indicated below. This letter agreement may be executed in counterparts each of which shall be deemed an original and which together shall constitute one document. Once signed by the Company and you, this letter will serve as a modification and allonge to the Note which shall be attached to the original thereof.

                           ROSETTA INPHARMATICS, INC.

                           By: /s/ Stephen Fried
                              -------------------------------

                           Its: President & CEO
                                -----------------------------
Agreed and Acknowledged:

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March 13, 2000
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-------------------------------------
Mark Boguski, M.D., Ph.D.